EXHIBIT 8.1

[Hunton & Williams Letterhead]

March 6, 2003

MGE Energy, Inc.
133 South Blair Street
Madison, Wisconsin 53703

Ladies and Gentlemen:

     We have acted as counsel to MGE Energy, Inc. (the “Company”) in connection with the proposed offering by the Company of Medium-Term Notes Due from Nine Months to 30 Years from Date of Issue (the “Notes”) as described in the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement includes a prospectus relating to such offering of Notes, which will be issued pursuant to an indenture between the Company and a trustee to be named therein (an “Indenture”).

     We have reviewed the originals or copies of (i) the Registration Statement and the prospectus included therein, (ii) the Indenture attached as an exhibit to the Registration Statement, including the forms of the Notes annexed thereto, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     Based on the foregoing, we adopt and confirm that the legal conclusions contained in the Registration Statement under the caption “U.S. Federal Income Tax Consequences” are our opinion as to the material federal income tax consequences associated with the purchase, ownership and disposition of the Notes. In arriving at the opinion expressed above, we have assumed that (i) the Indenture will be duly authorized by all necessary corporate action on the part of the parties thereto and will be duly executed and delivered by the parties thereto substantially in the form attached as an exhibit to the Registration Statement, (ii) the Notes will be duly executed and delivered in substantially the forms set forth in the Indenture attached as an exhibit to the Registration Statement, (iii) the Notes will be sold as described in the Registration Statement and (iv) the parties to the transactions involving the issuance of the Notes will comply (without waiver) with all of the provisions of the Indenture and the other documents prepared and executed in connection with such transactions.

MGE Energy, Inc.
March 6, 2003

     You should be aware that the above opinions represent our conclusions as to the application of existing law to the transaction described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to all references to Hunton & Williams included in or made part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

     No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Notes under the laws of any other country or any state or locality.

Very truly yours,

/s/ Hunton & Williams